Exhibit 99.1

News Release

For Further Information Call:
John P. Jordan
Chief Financial Officer
Voice: 860-704-3955
inquire@zygo.com

ZYGO REPORTS RECORD EPS for FISCAL 2011,
Q4 REVENUES UP 50%

MIDDLEFIELD, CT, August 18, 2011 – Zygo Corporation (NASDAQ: ZIGO) today announced its financial results for the fourth quarter and fiscal year ended June 30, 2011 and points out the following highlights in its results:

•	Record earnings achieved for fiscal 2011 of $1.05 per diluted share.
•	Total year bookings of $167.2 million increased 55% over fiscal 2010 bookings of $108.1 million. Fourth quarter bookings increased 50% over the prior year quarter.
•	Revenues increased for the fifth consecutive quarter, reaching $150.1 million for fiscal 2011 – a 48% increase year over year.
•	Q4 continued quarter over quarter earnings growth with net earnings of $6.1 million or $0.33 diluted EPS.
•	Gross margin increased to more than 48% for Q4 - the highest gross margin in 10 years and the fourth consecutive quarter of gross margin and operating margin increases.
•	Operating margin for Q4 reached 16%, the highest operating margin for a quarter in 10 years.
•

Large orders during the quarter included a follow-on order for over $3 million for laser fusion amplifiers and an order from a major medical device company of over $2 million for high precision lens assemblies.

For the fourth quarter of fiscal 2011, revenues of $42.7 million increased 50% from revenues of $28.5 million in the comparable prior year period and 6% from third quarter fiscal 2011 revenues of $40.2 million, reflecting strong demand for both metrology and optics products.

Net earnings of $6.1 million, or $0.33 per diluted share, for the fourth quarter of fiscal 2011 increased by 49% over net earnings of $4.1 million, or $0.23 per diluted share, in the fourth quarter of fiscal 2010. Prior year fourth quarter non-GAAP net earnings from continuing operations, which excludes one-time charges of $0.6 million, were $0.26 per diluted share.

Full year fiscal 2011 net revenues were $150.1 million, a 48% increase over fiscal 2010 revenues of $101.3 million.

Fiscal 2011 net earnings were $19.1 million, or $1.05 per diluted share, compared with a net loss of $6.3 million ($3.6 million net loss from continuing operations), or $0.37 net loss per diluted share ($0.21 net loss per diluted share from continuing operations) for fiscal 2010. Results for fiscal 2011 included a gain on acquisition, net of tax, of $0.11 per diluted share. Non-GAAP fiscal 2010 earnings were $2 million or $0.11 per diluted share from continuing operations after adjusting for one-time items. (Refer to “Reconciliation of Reported Results to Non-GAAP Results” included in this Press Release for detail of the one-time items.)

Gross bookings for the fourth quarter of fiscal 2011 were $44.2 million, an increase of 50% over bookings of $29.5 million in the fourth quarter of fiscal 2010 and 6% greater than third quarter fiscal 2011 bookings of $41.7 million. Bookings for the Metrology Solutions Division were 61% of the total; Optical Systems Division bookings were 39%. Backlog rose to $62.0 million at June 30, 2011, compared with $60.5 million at March 31, 2011 and $44.9 million at June 30, 2010.

Commenting on the fourth quarter results, John P. Jordan, Vice President and Chief Financial Officer of Zygo Corporation, said, “Gross margin of nearly 49% and operating margin of 16% in the fourth quarter represent the fourth consecutive quarter of gross margin and operating margin increases and the highest margin levels in 10 years. We also implemented foreign tax reduction measures that reduced fourth quarter and fiscal year income tax expense by $0.03 per diluted share. Our cash and marketable securities position increased to over $61.0 million as a result of the excellent operating performance combined with disciplined management of accounts receivable and inventory, despite the significant growth in revenues.”

Dr. Chris Koliopoulos, President and Chief Executive Officer of Zygo Corporation, commented, “We are very pleased with the fourth quarter results, culminating in a record fiscal year. Over the fiscal year, our revenues, bookings and operating income showed continued quarter over quarter growth, and total year revenues were the highest in 3 years. Our strong bookings continued the positive book-to-bill ratio trend, resulting from our continued product and market diversification and the strength in our markets, and we ended the fiscal year with a growing backlog year over year. Operationally, Zygo continues to improve on its fundamentals, providing further shareholder value with the growth in cash, tangible net worth and return on assets. The combination of expanding demand for metrology and optical test equipment and broad demand for precision optics products, together with the operational initiatives that improved both metrology and optics margins, have enabled the strong performance that has produced record earnings and historically strong margins during this fiscal year. Although it has been reported that certain markets are beginning to reflect cyclical weakness, our strength through innovative product offerings and market diversity appear to be contributing to the uniformity and continuity of our bookings and revenue.”

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics and electro-optical design and manufacturing services serving customers in the semiconductor capital equipment, bio-medical, scientific and industrial markets.

Note: Zygo’s teleconference to discuss the results of the fourth quarter and full year of fiscal 2011 will be held at 5 PM Eastern Time on August 18, 2011 and can be accessed by dialing 800-268-5851. This call is web cast live on Zygo’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

Forward-Looking Statements
All statements other than statements of historical fact included in this news release regarding financial performance, condition and operations and the business strategy, plans, anticipated revenues, bookings, market acceptance, growth rates, market opportunities and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements provide management’s current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan(s),” “strategy,” “project” and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers; fluctuations in revenues to our major customers; manufacturing and supplier risks; risks of booking cancellations, push-outs and de-bookings; dependence on timing and market acceptance of new product development; rapid technological and market change; risks in international operations; risks related to the reorganization of our business; dependence on proprietary technology and key personnel; length of the revenue cycle; environmental regulations; investment portfolio returns; fluctuations in our stock price; the risk that anticipated growth opportunities may be smaller than anticipated or may not be realized; risks related to business acquisitions, including the acquisition of substantially all the assets of ASML US, Inc.’s Richmond, California facility, and integration of the business and employees; the risk related to the Company’s recent changes to senior management; and the risks associated with the recovery from the recent earthquake, tsunami and nuclear disaster in Japan and its impact on our customers, suppliers, and operations. Zygo Corporation undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this news release except as required by law. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2010, filed with the Securities and Exchange Commission on September 13, 2010.

Non-GAAP Measures
In this press release, we have presented certain financial measures which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP operating profit (loss), as adjusted, non-GAAP net earnings (loss), as adjusted, and non-GAAP net earnings (loss) per share, as adjusted, are operating performance measures defined by the Company and used by the Company’s management to evaluate its operating activities, and a reconciliation of those amounts to reported results is presented below. These non-GAAP financial measures are not intended to replace and should not be considered as alternatives to reported amounts of operating profit (loss), net earnings (loss) or net earnings (loss) per share, which, respectively, are the most directly comparable GAAP financial measures. The Company believes that providing such a reconciliation is useful to users of the financial statements, since it excludes certain significant and unusual charges in the Company’s results, thus enhancing comparability of the Company’s results between periods presented.

Zygo Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Thousands, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,

	2011	2010	2011	2010

Net revenues	$42,686	$28,485	$150,126	$101,330
Cost of goods sold	21,854	16,120	79,333	59,361

Gross profit	20,832	12,365	70,793	41,969

Selling, general and administrative expenses	9,819	6,407	34,705	29,520
Research, development and engineering expenses	4,118	3,195	14,990	14,284
Impairment of goodwill	—	—	—	2,003

Operating profit (loss)	6,895	2,763	21,098	(3,838)

Other income (expense)
Gain on acquisition	7	—	1,296	—
Miscellaneous income (expense), net	(557)	76	(486)	138

Total other income (expense)	(550)	76	810	138

Earnings (loss) from continuing operations before income tax, including noncontrolling interest	6,345	2,839	21,908	(3,700)
Income tax benefit (expense)	158	1,537	(1,316)	1,032

Net earnings (loss) from continuing operations	6,503	4,376	20,592	(2,668)

Net earnings (loss) from discontinued operations, net of tax	—	(2)	91	(2,669)

Net earnings (loss) including noncontrolling interest	6,503	4,374	20,683	(5,337)
Less: Net earnings attributable to noncontrolling interest	399	280	1,604	957

Net earnings (loss) attributable to Zygo Corporation	$6,104	$4,094	$19,079	$(6,294)

Basic - Earnings (loss) per share attributable to Zygo Corporation
Continuing operations	$0.34	$0.23	$1.08	$(0.21)
Discontinued operations	—	—	—	(0.16)

Net earnings (loss) per share	$0.34	$0.23	$1.08	$(0.37)

Diluted - Earnings (loss) per share attributable to Zygo Corporation
Continuing operations	$0.33	$0.23	$1.05	$(0.21)
Discontinued operations	—	—	—	(0.16)

Net earnings (loss) per share	$0.33	$0.23	$1.05	$(0.37)

Weighted average shares outstanding
Basic shares	17,756	17,462	17,639	17,183

Diluted shares	18,403	17,727	18,140	17,183

Net earnings (loss) from continuing operations attributable to Zygo Corporation	$6,104	$4,096	$18,988	$(3,625)

Zygo Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Thousands)

	June 30, 2011	June 30, 2010

Assets
Current assets:
Cash and cash equivalents	$60,039	$46,536
Marketable securities	1,000	1,000
Receivables, net	31,424	19,948
Inventories	28,379	25,220
Prepaid expenses and other current assets	1,745	1,643
Income tax receivable	—	1,050
Current assets of discontinued operations	—	17

Total current assets	122,587	95,414

Marketable securities	980	922
Property, plant and equipment, net	30,195	23,029
Intangible assets, net	5,842	5,387
Other assets	—	413

Total assets	$159,604	$125,165

Liabilities and Equity
Current liabilities:
Accounts payable	$7,120	$8,426
Accrued expenses	19,435	14,064
Income tax payable	550	152
Current liabilities of discontinued operations	281	287

Total current liabilities	27,386	22,929

Other long-term liabilities	4,131	1,359
Long-term liabilities of discontinued operations	—	281

Commitments and contingencies	—	—

Total stockholders’ equity - Zygo Corporation	124,720	98,403
Noncontrolling interest	3,367	2,193

Total equity	128,087	100,596

Total liabilities and equity	$159,604	$125,165

Zygo Corporation and Subsidiaries
Reconciliation of Reported Results to Non-GAAP Results
(Unaudited)

(Thousands, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,

	2011	2010	2011	2010

GAAP operating profit (loss), as reported	$6,895	$2,763	$21,098	$(3,838)
Adjustments to cost of goods sold
Inventory adjustments *1	—	543	—	543
Adjustments to bad debt
Bad debt *2	—	(661)	—	(661)
Adjustments to operating expenses
Goodwill impairment (SG&A)	—	—	—	2,003
Zemetrics acquisition costs (SG&A)	—	—	—	457
Terminated unsolicited merger costs (SG&A)	—	645	—	1,381
CEO retirement and search costs (SG&A)	—	—	—	929
Severance charges (SG&A)	—	—	—	472
Severance charges (RD&E)	—	59	—	436
Property lease expense (SG&A)	—	—	—	19

Total non-GAAP adjustments to operating expenses	—	586	—	5,579

Non-GAAP operating profit, as adjusted	6,895	3,349	21,098	1,741

GAAP other income (expense), as reported	(550)	76	810	138
Adjustment to other income: Richmond acquisition gain	(7)	—	(1,296)	—

Total non-GAAP other income (expense), as adjusted	(557)	76	(486)	138

GAAP income tax benefit (expense), as reported	158	1,537	(1,316)	1,032
Adjustment to income taxes: Valuation allowance *3	—	—	(725)	—

Total non-GAAP income tax benefit (expense), as adjusted	158	1,537	(2,041)	1,032

Less: Net earnings attributable to noncontrolling interest, as reported	399	280	1,604	957

Non-GAAP net earnings - continuing operations, as adjusted	$6,097	$4,682	$16,967	$1,954

GAAP earnings (loss) per diluted share - continuing operations, as reported	$0.33	$0.23	$1.05	($0.21)
Non-GAAP net earnings diluted per share - continuing operations, as adjusted	$0.33	$0.26	$0.94	$0.11

*1 Management has included certain fiscal 2010 inventory adjustments for specific inventory in this reconciliation, because those adjustments are considered unusual due to their nature and size. Inventory adjustments of a nature that occur in the ordinary course have not been included in this reconciliation.

*2 Management has included certain provisions and reversals of provisions in fiscal 2010, primarily related to display customers, as well as the extension of a note receivable to Solvision in this reconciliation as a significant, unusual item. Provisions for doubtful accounts of a nature that occur in the ordinary course have not been included in this reconciliation.

*3 The Company’s reported results for fiscal 2011 and fiscal 2010 include a full valuation allowance on its deferred tax assets. Accordingly, for purposes of computing non-GAAP net earnings (loss), as adjusted, the Company has assumed no tax benefit from deferred tax assets would be recorded in fiscal 2011 and 2010. The adjustment in fiscal 2011 reflects the removal of the tax benefit associated with the change in the valuation allowance due to the effect of the Richmond acquisition.